Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BRAVOSOLUTION S.P.A.,

BRAVOSOLUTION U.S.A., INC.,

and

VERTICALNET, INC.

Dated as of October 25, 2007

i

EXHIBITS

Exhibit A	Plan of Merger
Exhibit B	Series C Preferred Stock Purchase Agreement
Exhibit C	Statement of Designation
Exhibit D	Voting Agreement
Exhibit E	Employment Agreement
Exhibit F	Release
Exhibit G	Radcliffe Waiver

SCHEDULES

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2007 (this “Agreement”), by and among BravoSolution S.p.A., a corporation organized under the laws of Italy (“Parent”), BravoSolution U.S.A., Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Verticalnet, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved and adopted this Agreement and the related Plan of Merger (the “Plan of Merger”; in substantially the form attached hereto as Exhibit A), (ii) resolved to recommend that the shareholders of the Company approve this Agreement and the related Plan of Merger, and (iii) declared fair and in the best interest of the Company and its shareholders this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the terms of this Agreement, at the Closing, by virtue of the Merger and without any action by the holder thereof, (i) each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares held directly or indirectly by the Company, Parent or Merger Sub, will be converted into the right to receive $2.56 per share in cash, without interest (the “Common Consideration”), and (ii) each outstanding share of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than shares held directly or indirectly by the Company, will be converted into the right to receive either $0.38750 or $0.26875 per share in cash (in accordance with Section 1.09 below), without interest (the “Series B Consideration” and, together with the Common Consideration, the “Merger Consideration”);

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved the Merger, this Agreement and the Plan of Merger;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Merger Sub has agreed that on October 31, 2007 it will acquire from the Company, pursuant to the terms of a Stock Purchase Agreement, to be dated as of such date, by and between the Company and Merger Sub, in substantially the form attached hereto as Exhibit B (the “Series C Preferred Stock Purchase Agreement”), 322,007 shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”) having the rights, preferences, privileges and limitations set forth in the Description and Designation of Series C Preferred Stock attached as Exhibit A to the Statement with Respect to Shares of Series C Preferred Stock of the Company to be dated as of such date, in substantially the form attached hereto as Exhibit C (the “Statement of Designation”), at an aggregate subscription price of $824,337.92 (the “Series C Purchase Price”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, certain holders of the Company’s capital stock (representing on the date hereof approximately

28% of the Company’s outstanding voting securities (but without taking into account the issuance of the Series C Preferred Stock)), have entered into a voting agreement with the Company, in substantially the form attached hereto as Exhibit D (the “Voting Agreement”), pursuant to which, in accordance with the terms and subject to the conditions set forth therein, each such holder has agreed, among other things, to vote such holder’s Shares in favor of the adoption of this Agreement in accordance with and subject to the terms set forth in the Voting Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Chief Executive Officer of the Company, Nathanael Lentz, has agreed to (i) enter into a new employment agreement with the Company, in substantially the form attached hereto as Exhibit E (the “Employment Agreement”), but which shall only go into effect immediately prior to the Effective Time, and (ii) enter into a mutual release agreement with the Company, in substantially the form attached hereto as Exhibit F (the “Release”), but which shall only go into effect immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, a duly authorized signatory of Radcliffe SPC, Ltd. (“Radcliffe”) delivered to the Company and Parent a waiver (in substantially the form attached hereto as Exhibit G) (the “Radcliffe Waiver”) of any rights Radcliffe may have to any portion of the Series C Purchase Price; and

WHEREAS, this Agreement is intended to constitute the plan of merger required by Section 1922 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) for the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the PBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease by virtue of the Merger, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its existence under the Laws of the Commonwealth of Pennsylvania.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Eastern Time) on the seventh Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article 8, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Greenberg Traurig, LLP, The Met Life Building, 200 Park Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

SECTION 1.03 Effective Time. On the Closing Date, the parties shall file with the Department of State of the Commonwealth of Pennsylvania the Articles of Merger (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger have been accepted for record by the Department of State of the Commonwealth of Pennsylvania or at such subsequent date and time as Parent and the Company shall agree and as shall be specified in the Articles of Merger in accordance with the relevant provisions of the PBCL (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effect of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 1929, and any other applicable provisions, of the PBCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, license, authority and franchises of the Company and Merger Sub shall vest entirely in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

SECTION 1.05 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in its entirety as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the articles of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

SECTION 1.07 Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and, unless otherwise directed in writing by Parent, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the PBCL and the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.08 Effect on Common Stock and Series C Preferred Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock and (when issued) Series C Preferred Stock owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any such shares issued upon conversion of (when issued) the Series C Preferred Stock or the Series B Preferred Stock (as hereinafter defined) as set forth in Section 1.09, but excluding shares cancelled pursuant to Section 1.08(a)) shall be converted into the right to receive the Common Consideration, without interest and subject to any required Tax withholding. Each such share shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such share (a “Common Stock Certificate”) shall thereafter cease to have any rights with respect to such share, except the right to receive the Common Consideration, without interest and subject to any required Tax withholding.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If prior to the Effective Time, the Company should split, combine or otherwise reclassify any of the Shares, or pay a stock dividend or other stock distribution in any of the Shares, or otherwise change any of the Shares into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of any of the Shares, then the Merger Consideration payable for any of such Shares pursuant to this Section 1.08 or to Section 1.09 will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

SECTION 1.09 Effect on Series B Preferred Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of Series B Preferred Stock held by the Company as treasury stock and each share of Series B Preferred Stock owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Investor Purchasers (as such term is defined in the Company’s Description and Designation of Series B Preferred Stock) shall be cancelled and automatically converted into the right to receive $0.38750 per share in cash, without interest and subject to any required Tax withholding.

(c) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Non-Investor Purchasers (as such term is defined in the Company’s Description and Designation of Series B Preferred Stock) shall be cancelled and automatically converted into the right to receive $0.26875 per share in cash, without interest and subject to any required Tax withholding.

(d) Each such share of Series B Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such share (a “Series B Certificate”) shall thereafter cease to have any rights with respect to such share, except the right to receive the Series B Consideration, without interest and subject to any required Tax withholding.

SECTION 1.10 Treatment of Options, Warrants and RSUs.

(a) Except as provided on Schedule 1.10(a) of the Company Disclosure Schedule, each option (a “Company Option”) granted under the Company’s Amended and Restated 1996 Equity Compensation Plan, Tigris Corporation 1998 Stock Option Program, Verticalnet, Inc. 1999 Equity Compensation Plan, 1999 Isadra Nonqualified Plan, Atlas Commerce 1999 Long Term Incentive Plan, Equity Compensation Plan for Employees (1999), 2000 Equity Compensation Plan, 1999 Long Term Incentive Plan and 2006 Omnibus Equity Company Compensation Plan (collectively, the “Company Plans”), warrant (a “Company Warrant”), and restricted stock unit (an “RSU”, and together with the Company Options and the Company Warrants, the “Company Securities”) to purchase shares of Company Common Stock, to the extent outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), will at the Effective Time be cancelled and the holder of such Company Security will, in full settlement of such Company Security, receive from the Company an amount (without interest and subject to any required Tax withholding), if any, in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise or conversion price per share of Company Common Stock underlying such Company Security multiplied by (ii) the number of shares of Company Common Stock subject to such Company Security; provided that the aggregate amount of such payment shall be rounded down to the nearest whole cent. If the applicable exercise or conversion price of any Company Security equals or exceeds the Merger Consideration, such Company Security shall be cancelled without payment of additional consideration, and all rights with respect to such Company Security shall terminate as of the Effective Time. Parent shall pay, or shall cause the Surviving Corporation to pay, the consideration payable under this Section 1.10 in respect of each Company Security as soon as practicable following the Effective Time. The holders of Company Securities shall have no further rights in respect of any Company Securities from and after the Effective Time.

(b) Prior to the Effective Time, the Company shall (i) adopt such resolutions and take such other actions as are necessary in order to effectuate the actions contemplated by Section 1.10(a) prior to the Effective Time, and (ii) use commercially reasonable best efforts to adopt such resolutions and take such other actions as are necessary in order to terminate each Company Plan or other agreement or instrument representing Company Securities (an “Instrument”), in each case without paying any consideration or incurring any debts or obligations on behalf of the Company, Parent or the Surviving Corporation other than as set forth in Section 1.10(a); provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE 2

EXCHANGE OF CERTIFICATES

SECTION 2.01 Exchange Fund. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of Shares and Company Securities (in each case which are not to be cancelled pursuant to Sections 1.08(a), 1.09 and 1.10), for exchange in accordance with Sections 1.08, 1.09 and 1.10, the cash to be paid pursuant to this Agreement in exchange for outstanding Shares and Company Securities. Any cash deposited with the Exchange Agent, and any interest or other distributions thereon, shall hereinafter be referred to as the “Exchange Fund.”

SECTION 2.02 Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate or Instrument, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Instruments shall pass, only upon delivery of the Certificates or Instruments to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates or Instruments in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Instrument, upon surrender of a Certificate or Instrument to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration (after giving effect to any required Tax withholdings) with respect to which the holder of such Certificates or such Instruments is entitled under Sections 1.08, 1.09 or 1.10, as appropriate. The Exchange Agent shall accept such Certificates or Instruments upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable upon due surrender of the Certificates or Instruments. In the event of a transfer of ownership of Shares or Company Securities that is not registered in the transfer records of the Company, the Merger Consideration with respect to such Shares or Company Securities shall be paid to such a transferee only if the Certificate or Instrument representing such Shares or Company Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid.

SECTION 2.03 No Further Ownership Rights in Shares and Company Securities. The Merger Consideration paid upon conversion or exchange of Shares or Company Securities in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares or Company Securities.

SECTION 2.04 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Instruments for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Instruments who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the Shares or Company Securities formerly represented thereby to which such holders are entitled pursuant to Sections 1.08, 1.09 and 1.10.

SECTION 2.05 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any

Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.06 Lost Certificates or Instruments. If any Certificate or Instrument shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or Instrument or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate or Instrument the applicable Merger Consideration with respect to the Shares or Company Securities formerly represented thereby.

SECTION 2.07 Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Securities and any such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (“Treasury Regulations”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Securities in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

SECTION 2.08 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 2.09 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares or Company Securities thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Instruments shall cease to have any rights with respect to such Shares or Company Securities formerly represented thereby, except as otherwise provided herein or by applicable Law. On or after the Effective Time, any Certificates or Instruments presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares or Company Securities formerly represented thereby in accordance with Sections 1.08, 1.09 and 1.10.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in reasonable detail in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”) filed with the SEC on April 2, 2007 and any amendments thereto filed with the SEC prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Sections 3.04, 3.05 and 3.06(a)), or (ii) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is reasonably apparent; provided that no such disclosure shall be deemed to qualify Section 3.09(a)(i) or Section 5.01 unless expressly set forth in Section 3.09(a)(i) or Section 5.01, as applicable, of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Corporate Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, together with all amendments thereto to the date hereof (the “Company Organizational Documents”) and the organizational documents of each Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent, and such copies are accurate and complete as of the date hereof.

SECTION 3.02 Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.03 No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (a) violate or conflict with any provision of any Company Organizational Documents or any of the organizational documents of the Subsidiaries of the Company, (b) assuming compliance with the matters referenced in Section 3.04(a)-(c) and receipt of the Company Shareholder Approval, violate any provision of applicable Law, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such note, bond, mortgage, indenture, lease, license, contract, agreement, instrument or obligation thereunder, or of any Licenses and Permits, except with respect to clauses (b) and (c), for any violations, breaches, conflicts or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.04 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder or thereunder, except for: (a) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the rules and regulations of NASDAQ; and (b) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Section 3.04 of the Company Disclosure Schedule.

SECTION 3.05 Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Plan of Merger, the Voting Agreement, the Statement of Designation (when filed in accordance with the terms of the Series C Preferred Stock Purchase Agreement), the Employment Agreement, the Radcliffe Waiver and all agreements and instruments related thereto (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the approval and adoption of this Agreement by the affirmative vote of a majority of votes cast by all shareholders of the Company entitled to vote thereon at a meeting at which a quorum is present (the “Company Shareholder Approval”), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (subject to the filing of the Statement of Designation (when filed in accordance with the terms of the Series C Preferred Stock Purchase Agreement)). This Agreement and each of the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and the other parties thereto (as applicable), shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at Law) and (c) an implied covenant of good faith and fair dealing.

SECTION 3.06 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 35,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). On the date hereof:

(i) 1,617,625 shares of Company Common Stock are issued and outstanding, including 6,780 restricted shares of Company Common Stock (“Restricted Stock”),

(ii) 8,700,000 shares of Company Preferred Stock are issued and outstanding, all of which are designated Series B Preferred Stock,

(iii) 1,173 shares of Company Common Stock are held by the Company as treasury shares; no shares of Company Preferred Stock are held by the Company as treasury shares,

(iv) an aggregate of 112,427 shares of Company Common Stock are reserved and available for issuance pursuant to the Company Plans, and of such shares

(A) 70,953 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, and

(B) 6,780 shares of Company Common Stock are subject to issuance pursuant to outstanding Restricted Stock and RSU grants, and

(v) an aggregate of 1,385,178 shares of Company Common Stock are reserved and available for issuance upon the exercise of Company Warrants.

Other than the Company Plans, there is no plan or other Contract providing for the grant of options, securities or other rights exercisable or exchangeable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof, of (x) all outstanding Company Options, the number of shares of Company Common Stock (or other capital stock) subject thereto, the grant dates, expiration dates and exercise prices thereof, the names of the holders thereof and whether or not each holder is a current employee of the Company or any of its Subsidiaries and whether or not such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, (y) all outstanding shares of Restricted Stock and RSUs, the number of shares of Company Common Stock (or other capital stock) subject thereto (as applicable), the grant dates, the dates any forfeiture or repurchase conditions lapse, any repurchase prices and the names of the holders thereof and whether or not each holder is a current employee of the Company or any of its Subsidiaries and (z) all outstanding Company Warrants, the number of shares of Company Common Stock (or other capital stock) subject thereto, the issuance dates, the maturity or expiration dates, the exercise or conversion prices and the names of the holders thereof. All outstanding Company Stock Options, shares of Restricted Stock and RSUs are evidenced by written award agreements, in each case in the forms set forth in Section 3.01(a) of the Company Disclosure Schedule, and no award agreement relating to any outstanding Company Stock Option, Restricted Stock or RSU contains terms that are inconsistent with such forms. Copies of all Instruments evidencing Company Warrants have been made available to Parent prior to the date hereof.

(b) On the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company, or any securities convertible into, or exchangeable for, any such stock, interests or securities, or any options, warrants, shares of deferred stock, restricted stock awards, stock appreciation or depreciation rights, dividend equivalent rights, “phantom” stock awards or other calls or rights to acquire or receive any such stock, interests or securities, or other rights that are linked in any way to the value of the Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. Except as expressly permitted under Section 5.01(a)(i) of this Agreement, since the date hereof, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, or any securities convertible into, or exchangeable for, any such stock, interests or securities, or any options, warrants, shares of deferred stock, restricted stock awards, restricted stock unit awards, stock appreciation or depreciation rights, dividend equivalent rights, “phantom” stock awards or other calls or rights to acquire or receive any such stock, interests or securities, or other rights that are linked in any way to the value of the Company Common Stock or the value of the Company or any part thereof.

(c) All outstanding shares of capital stock of the Company are, and all shares which are issuable pursuant to the Company Plans shall be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call or put option, right of first offer or refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 3.06(a), there are no (i) bonds, debentures, notes or other evidences of indebtedness of the Company or any of its Subsidiaries and (ii) securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interest in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (whether generally in the election of Company directors or in respect of any other matter for which holders of Company Common Stock are entitled to vote as a matter of Law or pursuant to the Company Organizational Documents). Except as set forth in Section 3.06(a), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Company Options, (A) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (B) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (C) each such grant was made in accordance with the terms of the Company Plans, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of NASDAQ, (D) the per share exercise price of each Company Option was not less than the fair market value of a share of

Company Common Stock on the applicable date of grant of such Company Option and (E) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. Except as set forth in Section 3.06(a) and except for the outstanding shares of Restricted Stock and RSUs or except pursuant to the cashless exercise, if any, or Tax withholding provisions under which the Company Options, Restricted Stock and RSUs were granted, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. All outstanding Company Securities may by their terms be treated in accordance with Sections 1.08, 1.09 and 1.10.

(d) The Company has registered the Company Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act and all NASDAQ requirements for the continued listing and quotation of the Company Common Stock on the NASDAQ, including applicable corporate governance requirements. On August 31, 2007, the Office of General Counsel of the NASDAQ Listing Qualifications Hearings issued a final written decision granting the Company’s request for continued listing on the NASDAQ, and, to the Company’s Knowledge, there is no threat of the termination or discontinuance of the eligibility of the Common Stock for such listing.

(e) No appraisal or dissenters rights are available to the holders of the Shares pursuant to Section 1571 of the PBCL.

SECTION 3.07 Subsidiaries. Each Subsidiary of the Company is listed on Exhibit 21 of the Form 10-K. Other than such Subsidiaries, neither the Company nor any of its Subsidiaries, directly or indirectly, owns or holds any rights to acquire, any capital stock or any other securities, interests or investments in any other Person.

SECTION 3.08 Company SEC Reports.

(a) Since December 31, 2003, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis, each registration statement, prospectus, definitive proxy statement or information statement, form, report, schedule and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company pursuant to the Exchange Act or the Securities Act or comparable foreign Law or regulation with the SEC or any comparable foreign regulatory authority or exchange (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company SEC Reports, at the time of its filing, complied, or if not yet filed, when so filed will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, applicable to the Company SEC Reports. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports, and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing review, comment or investigation by the SEC. None of the Subsidiaries of the Company are, or have been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (that will not be material) and the absence of complete footnotes) the consolidated financial position of the Company or its predecessor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

SECTION 3.09 Absence of Certain Changes or Events.

(a) Since June 30, 2007, there has not been:

(i) any Company Material Adverse Effect;

(ii) any loss, damage, destruction or other casualty to the material assets or properties of either of the Company or any of its Subsidiaries;

(iii) any material change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

(iv) any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company’s senior management who report directly to such chief executive officer.

(b) Since June 30, 2007, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice and has not:

(i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise);

(ii) failed to discharge or satisfy any Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been provided;

(iii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, properties or rights;

(iv) sold or transferred any of its material assets, or cancelled any material debts or claims or waived any material rights;

(v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

(vi) defaulted on any material obligation;

(vii) granted any increase in the compensation or benefits of its key employees other than increases in the ordinary course of business not exceeding 2% of the key employee’s annual compensation then in effect or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

(viii) contractually committed to make any capital expenditure for any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $50,000 in the aggregate;

(ix) laid off any significant number of its employees;

(x) received notice from any domestic or international distributor of its intention to terminate its relationship or contract with the Company or any of its Subsidiaries or had any such relationship or contract terminated by any such distributor;

(xi) discontinued the offering or the development of any material services or product;

(xii) incurred any obligation or liability for the payment of severance benefits;

(xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of any shares of its or its Subsidiaries’ capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its or its Subsidiaries’ capital stock, membership interests or other securities, or agreed to do so;

(xiv) made or suffered any amendment or termination of any Customer Contract, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, whether or not in the ordinary course;

(xv) made any payment to any shareholder or other Affiliate of the Company with respect to any indebtedness owed to such shareholder or other Affiliate; or

(xvi) entered into any agreement or made any commitment to do any of the foregoing.

SECTION 3.10 Tax Matters.

(a) (i) The Company and each of its Subsidiaries has filed when due with the appropriate governmental entities all Tax Returns it was required by applicable Law to file; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) the Company and each of its Subsidiaries has timely paid all Taxes (except for Taxes which are being contested in good faith by appropriate proceedings) due with respect to the taxable periods covered by such Tax Returns and all other Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any tax return); and (iv) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP.

(b) The Company has delivered or made available to Parent correct and complete copies of all federal, state, local and foreign Income Tax Returns filed by the Company or any of its Subsidiaries since May 31, 2002.

(c) There is no material Action now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority since May 31, 2002. Since May 31, 2002, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) (i) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax-sharing, Tax indemnity, Tax allocation, pre-filing, or advance pricing agreement or similar arrangements, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code or under any comparable state or local Tax provision.

(h) None of the Company nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing taxable income attributable to income that accrued in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local Tax Law, or for any other reason.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) There is no material Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

(k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(m) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” or “listed transaction” for purposes of Code Section 6707A(c) or Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) None of the Subsidiaries is an expatriated entity (as defined in Section 7874(a)(2)(A) of the Code) or a surrogate foreign corporation (within the meaning of Section 7874(a)(2)(B) of the Code).

SECTION 3.11 Absence of Undisclosed Liabilities; Closing Indebtedness; and Company Transaction Expenses.

(a) There are no material liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the

Company as of June 30, 2007 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period then ended or (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2007. Neither of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 3.11(b), “indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person, and (x) all guarantees and arrangements having the economic effect of a guarantee by such Person of any indebtedness of any other Person. All of the outstanding indebtedness of the type described in this Section 3.11(b) of the Company or any of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

(c) The aggregate amount of all out-of-pocket costs and expenses, including the fees and expenses of lawyers, accountants, financial advisors, consultants and other advisors, incurred by the Company in connection with the entering into of this Agreement and the other Transaction Documents and the carrying out of any and all acts contemplated hereunder and thereunder (“Company Transaction Expenses”) shall not exceed $500,000, unless any excess over $500,000 is directly attributable to all such out-of-pocket costs and expenses that are incurred by the Company in connection with the review by the SEC of, and clearance of all SEC comments on, the Proxy Statement.

SECTION 3.12 Real Property.

(a) Neither the Company nor any of the Subsidiaries has ever held fee ownership of any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all leases, licenses (for real property), subleases and occupancy agreements, together with all amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the “Leased Real Property”). Neither the Company nor any of its Subsidiaries is a party to any Contract (other than a Lease) with the lessor of any of the Leased Real Properties, which gives such lessor any right to terminate or adversely alter the terms of the Lease to which such lessor is a party. The Company or its Subsidiaries enjoys peaceful and undisturbed possession of, the Leased Real Property pursuant to the Leases. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party or parties to the Leases.

(b) With respect to each Lease, (i) such Lease is in full force and effect, (ii) all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (iii) the Company has not prepaid rent or any other amounts due under a Lease more than thirty (30) days in advance, and (iv) no party has any rights of offset against any rents, required security deposits or additional rents payable under such Lease. As of the date hereof, no Lease has been materially modified or amended.

(c) None of the Leased Real Property is subject to any option, lease, sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

(d) All material improvements, systems, equipment, machinery and fixtures on the Leased Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Leased Real Property constructed by or on behalf of the Company or any Subsidiary were constructed, to the Knowledge of the Company, in compliance in all material respects with applicable Laws, ordinances and regulations affecting such Leased Real Property, including but not limited to the American with Disabilities Act.

(e) Each parcel of Leased Property is a separate lot for real estate tax and assessment purposes (and no other real property is included in such tax parcel), there are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Taxing Authority, association or other entity having jurisdiction over such real property or portion thereof (collectively, the “Real Estate Impositions”) that are delinquent, and there is no pending or threatened increase or special assessment or reassessment of any such Real Estate Impositions.

SECTION 3.13 Assets of the Company and its Subsidiaries.

(a) The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation of their business as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that either of the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of the Company or its Subsidiaries immediately following the Closing.

(b) Each of the Company and its Subsidiaries has good and marketable fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases in, all of its material assets, properties and rights.

SECTION 3.14 Intellectual Property.

(a) The Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, possess, distribute and/or dispose of all the Intellectual Property, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their business as and where conducted on the date hereof or contemplated to be conducted on the Closing Date or in relation to any product under development by the Company or any of its Subsidiaries. Neither the execution of this Agreement, or the other Transaction Documents nor the transactions contemplated hereby or thereby will affect any rights of the Company or its Subsidiaries with respect to the Intellectual Property. There are no conflicts with or infringements of any Intellectual Property by any third party, including by any current or former employee or consultant of the Company or any of its Subsidiaries. The conduct of the business of the Company and its Subsidiaries (as and where conducted on the date hereof or contemplated to be conducted on the Closing Date or in relation to any product under development by the Company or any of its Subsidiaries) does not conflict with, violate, misappropriate, misuse or infringe any proprietary or intellectual property right of any third party. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (a) alleging any such conflict, violation, misappropriation, misuse or infringement with any third party’s proprietary or intellectual property rights; or (b) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of any Intellectual Property.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and current list of all (i) registrations, certificates, applications, filings or other material documents issued by, filed with, or recorded by, any Governmental Entity pertaining to the Intellectual Property (“Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each and (ii) any works of authorship in which Company has material, unregistered copyrights (e.g., software applications developed by or on behalf of the Company). All Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid, and, except as set forth on Section 3.14(b) of the Company Disclosure Schedule, no actions or fees of any kind are due within 120 days of the Closing Date. No Registered Intellectual Property is the subject of any Action before any governmental, registration or other authority in any jurisdiction. The consummation of the transactions contemplated by this Agreement or any of the Transaction Documents will not (i) alter, impair or result in the termination of any Intellectual Property, or (ii) result in the creation of any material Lien with respect to any of the Intellectual Property owned or otherwise held by the Company or any of its Subsidiaries.

(c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete list of all agreements (whether written or oral) pertaining to Intellectual Property as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software which has a value of less than $2,000. The Company and its Subsidiaries are in compliance in all material respects with all agreements pertaining to the Intellectual Property, and are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting Intellectual Property, such rights including the right to sue and obtain damages for past and future infringements thereof, nor will the Company or its Subsidiaries otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property. Neither the Company nor its Subsidiaries is in material default of any such agreement.

(d) Neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee , former employee or consultant of the Company or its Subsidiaries) of its rights to, or in connection with, any Intellectual Property, which claim is pending. Except with respect to provisions consistent with the Company’s past practice in Software license agreements with customers of the Company made in the normal course of business, neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

(e) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property. All current and former employees, consultants, contractors and other third parties of the Company or its Subsidiaries who have contributed to the creation, design, review, evaluation or development of any Intellectual Property on behalf of the Company or any of its Subsidiaries have executed written agreements (i) requiring them to maintain the confidentiality of such Intellectual Property to the extent that it consists of confidential information and/or trade secrets; and (ii) disclosing to the Company or its Subsidiaries (as applicable) the creation of any inventions; and (iii) assigning to the Company or its Subsidiaries, as applicable, all right, title and interest in and to any inventions and any other Intellectual Property created by such employees or consultants in conjunction with their work for or on behalf of the Company. To the Knowledge of the Company, no such employee or consultant is in breach of any such agreements.

SECTION 3.15 Software.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all operating and applications computer software programs and databases used, manufactured, distributed, sold, licensed or marketed by the Company and its Subsidiaries, or which are under development by the Company and currently scheduled for release within six months from the date hereof, that are material to the conduct of their business (collectively, the “Software”). The Software listed on Section 3.15(a) of the Company Disclosure Schedule performs materially in accordance with the written specifications and documentation of the Company with respect to the specific Software sold or licensed by the Company to its end users, and to the Knowledge of the Company, no third party has asserted any claim of a breach of any warranty made, expressly or impliedly, by the Company. None of the Software nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no Action with respect to any such infringement or violation is pending, or to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have not purchased any material amount of telecommunications equipment without procuring a software license for the imbedded software in such equipment nor is the Company or its Subsidiaries subject to any claim for failing to procure such a license.

(c) Section 3.15(c) of the Company Disclosure Schedule sets forth all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (“Open Source Materials”) that is included in any Software or other Intellectual Property owned by the Company or any of its Subsidiaries, or that is otherwise used by the Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any of its Subsidiaries). Except as explicitly set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company or any of its Subsidiaries has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Software or other Intellectual Property owned or licensed by the Company or any of its Subsidiaries; (ii) distributed Open Source Materials in conjunction with any Software or other Intellectual Property owned or licensed by the Company or any of its Subsidiaries; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to any of its/their Software or Intellectual Property rights or grant, or purport to grant, to any third party, any rights or immunities under any Software or Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(d) The Software is free of all viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. The Company and its Subsidiaries have the right to use all software development tools, library functions, compilers, and other third party software that are material to the business of the Company or that are required to operate or modify the Software.

(e) Except pursuant to Software maintenance and license agreements with customers of the Company made in the normal course of business and as set forth on Section 3.15(e) of the Company Disclosure Schedule, the Company does not have any obligation owing to any third party to maintain, modify, improve or upgrade any of the Software.

(f) The Company has not disclosed the source code for any Software to any Person nor has the Company granted to any Person to use such source code, other than to those Persons identified in Section 3.15(f) of the Company Disclosure Schedule.

SECTION 3.16 Licenses and Permits.

(a) The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations,

authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity (the “Licenses and Permits”) and has taken all necessary action to maintain such Licenses and Permits. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates in any material respects any of the terms or conditions under which any License and Permit was granted.

(b) Each License and Permit has been duly obtained, is valid and in full force and effect, and no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or Action seeking to revoke, reconsider the grant of, cancel, suspend, declare invalid or modify any of the Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No notices have been received by and, to the Knowledge of the Company, no claims have been filed against the Company or its Subsidiaries alleging a failure to hold any Licenses or Permits.

SECTION 3.17 Government Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contracts with any Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of the Company, has any suspension or debarment action been threatened or commenced.

(c) Neither the Company nor any of its Subsidiaries has been, nor is now being, audited or investigated by any Governmental Entity, or the inspector general or auditor general or similar functionary of any Governmental Entity, nor, to the Knowledge of the Company, has an audit or investigation been threatened.

(d) Neither the Company nor any of its Subsidiaries has any material dispute pending before a contracting office of, nor any current claim pending against, any Governmental Entity, relating to a Contract.

(e) Neither the Company nor any of its Subsidiaries has, with respect to any government Contract, received a cure notice advising the Company that it is or was in default under such Contract.

(f) Neither the Company nor any of its Subsidiaries has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a Contract to any Governmental Entity that would be contrary in any material respect to any applicable Laws.

(g) To the Knowledge of the Company, no employee, agent, consultant, representative, or Affiliate of the Company or any of its Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of the Company of any of its Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

SECTION 3.18 Compliance with Law; Sarbanes-Oxley Act.

(a) The operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with applicable Laws. Since December 31, 2004, none of the Company or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such Laws or other legal requirement, and none of the Company or its Subsidiaries is in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to any of its assets, properties or operations. To the Knowledge of the Company, no legislative or regulatory proposal or other proposal for a change in any applicable Law or the interpretations thereof has been adopted or is pending which could materially adversely affect the Company or its Subsidiaries or the business of the Company or its Subsidiaries.

(b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The Company maintains (i) disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP which includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information (and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and the audit committee since December 31, 2004 and (ii) any communication since December 31, 2004 made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2004, no material written complaints from any source regarding questionable accounting, internal accounting controls or auditing matters have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, material breach of fiduciary duty or similar material violation by the Company or any of its officers, directors or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(d) The Company has made available to Parent a summary of all complaints or observations relating to other matters made since December 31, 2004 through the Company’s “whistleblower hot-line” or equivalent system for receipt of employee complaints or observations regarding possible violations of Law by the Company or any of its Subsidiaries or any of their respective employees in respect of such employee’s employment with the Company or its Subsidiaries.

(e) The Company’s or any Subsidiary’s operation of any web sites used in connection with the business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any applicable Law, the applicable Laws of any other jurisdiction, including Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, and any Person’s right of privacy or publicity.

SECTION 3.19 Litigation. There are no material civil, criminal, judicial or administrative actions, suits, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (each, an “Action”) pending or, to the Knowledge of the Company, threatened against, or brought by, the Company or any of its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the material assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement or any of the Transaction Documents. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any material judgment, settlement, order, writ, injunction, decree or award of any Governmental Entity imposed upon the Company or any of its Subsidiaries or any of their respective businesses, assets or properties.

SECTION 3.20 Material Contracts.

(a) Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts as of the date hereof.

(b) Each Contract is in full force and effect, valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at Law) and (iii) an implied covenant of good faith and fair dealing. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has sent no notices of default under any Contract, which default remains uncured, and to the Knowledge of the Company, no other party to any Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Contracts.

(c) A “Contract” means any agreement, contract or commitment, oral or written, to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

(i) an agreement that would be required to be filed by the Company as a “material agreement” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

(ii) an agreement (A) with a customer of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has sold or will sell goods and/or services and has derived or expects to derive revenue of at least $50,000 in any 12-month period, or (B) with any customer that contains “most-favored nation,” pursuant to which the Company or any of its Subsidiaries has sold or will sell goods and/or services and has derived or expects to derive revenue of at least $50,000 in any 12-month period (the Contracts set forth in subsection (A) and (B) collectively, the “Customer Contracts”);

(iii) an agreement with a licensor, supplier or other vendor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries has paid or is expected to pay at least $50,000 to such licensor, supplier or other vendor in any 12-month period;

(iv) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

(v) an employment, change of control, retention, severance or material consulting agreement or a collective bargaining agreement or other material agreement with any association representing employees;

(vi) any joint venture, partnership or limited liability company agreement with third parties;

(vii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect (A) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (B) the ability of either of the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries;

(viii) an agreement containing any exclusivity, most-favored-nations (other than Customer Contracts), non-disclosure, confidentiality or standstill provision;

(ix) any Lease and any lease or sublease of personal property to which the Company or any of its Subsidiaries is party as either lessor or lessee;

(x) an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(xi) a material distribution, dealership, representative, broker, sales agency, consulting or advertising contract;

(xii) an agreement requiring capital expenditures in excess of $50,000;

(xiii) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person or sell, transfer or otherwise dispose of a substantial portion of the assets or capital stock of the Company or any of its Subsidiaries;

(xiv) any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property;

(xv) any agreement (A) pursuant to which the Company or any of its Subsidiaries has been granted, or grants, any license to Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, or (B) for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries of any products or services or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvi) any contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person;

(xvii) any agreement (x)(A) between the Company or any of its Subsidiaries and any Governmental Entity, or (B) between the Company or any of its Subsidiaries, as a subcontractor and any prime contractor to any Governmental Entity, or (y) to the

Knowledge of the Company, financed by any Governmental Entity and subject to the rules and regulations of any Governmental Entity concerning procurement;

(xviii) any power of attorney; or

(xix) any other material agreement not in the ordinary course of the business of the Company and its Subsidiaries.

SECTION 3.21 Employee Plans.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit agreements, plans, programs, policies or arrangements, including, without limitation, any such agreements, plans, programs, policies or arrangements providing severance pay, sick leave, employment, severance, retention, change in control, consulting, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or stock awards, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is currently obligated to contribute thereunder for current or former employees, officers, directors, agents, consultants and independent contractors of the Company and its Subsidiaries (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, currently maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (a “ERISA Affiliate”) or to which the Company or any ERISA Affiliate is currently obligated to contribute thereunder (the “Pension Plans”).

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter, if any, regarding the tax-qualified status of such Employee Benefit Plan or Pension Plan; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; (vi) written descriptions of the terms of all non-written agreements relating to the Employee Benefit Plans or Pension Plans; and (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415 and 416 of the Code.

(c) None of the Employee Benefit Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”) or subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. None of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan or incurred any withdrawal liability which remains unsatisfied and no circumstances have occurred or exist which could reasonably be expected to result in any such liability to the Company or any Subsidiary.

(d) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS or can rely on an opinion letter as to its qualification and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and all contributions for any period ending on or before the Closing Date which are not yet due will be paid or accrued prior to the Closing Date.

(f) To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

(g) There are no pending Actions (other than claims for benefits in the ordinary course) which have been instituted or, to the Knowledge of the Company, asserted against the Employee Benefit Plans or Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation or administration of such plans or the investment of the assets of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such claim or lawsuit. No Employee Benefit Plan or Pension Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(h) The Employee Benefit Plans and Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans, as applicable, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the Tax or penalty could be material. No stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan or Pension Plan.

(i) None of the Employee Benefit Plans or Pension Plans provide retiree life, health or death benefits except as may be required under COBRA or any similar state or local Law at the retirees own expense.

(j) Neither the execution and delivery of this Agreement, and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, either alone or together with the occurrence of subsequent events (i) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, Pension Plan or Contract to any current or former employee; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, fail to be deductible by reason of Section 280G of the Code.

(k) No Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise Taxes due by such individual upon payment of any benefits by the Company, other than any such obligations as required by applicable Law or regulations.

(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, or the proposed regulations or final regulations promulgated under Section 409A of the Code.

(m) All Company Employee Benefit Plans and all Company Pension Plans subject to the laws of any jurisdiction outside of the United States, if any, (i) have been maintained in material compliance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 3.22 Insurance. The Company has made available to Parent true, complete and accurate copies of all material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation, general/products liability, automobile, primary and excess liability, professional errors and omission, crime, director and officer liability, fiduciary liability, and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. All such policies and bonds are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

SECTION 3.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that are not so disclosed.

SECTION 3.24 Vendors and Customers.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth a list of the 20 largest licensors, suppliers or other vendors of the Company and its Subsidiaries. No such licensor, supplier or vendor has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth a list of the 20 largest customers of the Company and its Subsidiaries. No such customer has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

(c) The Company has not received any customer complaints concerning its products or services that are reasonably likely to lead to any cancellation or material reduction of any such products or services.

SECTION 3.25 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract or similar scheme or arrangement applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees.

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment. There are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Neither the Company nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” Law (“WARN”) with respect to the current or former employees of the Company or its Subsidiaries.

SECTION 3.26 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws. Each of the Company and its Subsidiaries has in effect all material licenses, permits and other authorizations required under all Environmental Laws and all such licenses, permits and other authorizations are in full force and effect and the Company is in compliance in all material respects with all such licenses, permits and authorizations and such licenses, permits and authorizations are transferable without cost.

(b) There is no material Action pending, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties under any Environmental Law, and the Company and its Subsidiaries have not received any notice of material violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries. None of the Company, its Subsidiaries or respective properties or operations is subject to any orders arising under Environmental Laws nor are there any Actions pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law. None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any material liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

(c) To the Knowledge of the Company, there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the Leased Real Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwater’s thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any actual or alleged material liability for personal injury, property damage, natural resources damage or other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

(d) None of the Company or its Subsidiaries has sent or arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, that reasonably would be expected to give rise to any material liability for any damages or costs of investigation, remediation or any other action to respond to the release or threatened release of any Hazardous Material.

(e) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, its Subsidiaries, the Leased Real Property and any owned real property currently or previously owned or operated by the Company or its Subsidiaries.

(f) None of the Company and its Subsidiaries is or will be required to incur material cost or expense in order to cause their operations or properties to comply with applicable Environmental Laws.

SECTION 3.27 No Brokers. Except as set forth on Section 3.27 of the Company Disclosure Schedule, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries or Affiliates in connection with this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

SECTION 3.28 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the PBCL, including (to the extent applicable) Sections 2538 through 2588, inclusive, of the PBCL, or in the Company Organizational Documents, will not apply to this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby, and all such anti-takeover statutes, rules, regulations and restrictions are inapplicable to such. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby.

SECTION 3.29 Information Supplied. The information supplied or to be supplied by the Company specifically for inclusion in the proxy statement or any amendment or supplement thereto (the “Proxy Statement”) and to be sent to the shareholders of the Company in connection with the Company shareholders meeting to adopt this Agreement and the Merger (the “Company Shareholders Meeting”) shall not, on the date the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 3.30 Board Approval. The Company Board, at a meeting duly called and held, by unanimous vote (a) has determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (b) has approved and adopted this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, and (c) has resolved, subject to Section 7.04, to recommend that the holders of the shares of capital stock of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Company Board described in this Section 3.30 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 7.04).

SECTION 3.31 Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement (and the other Transaction Documents) and the transactions contemplated hereby (and thereby), including the Merger.

SECTION 3.32 Illegal or Unauthorized Payments; Political Contributions.

(a) Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of the respective officers, directors, employees, agents or other representatives of the Company or its Subsidiaries or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(b) None of the Company, any Subsidiary or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) provided remuneration or received any remuneration in violation of 42 U.S.C. 1320a-7b(b), the “Federal anti-kickback statute” or any similar Law, or (ii) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of 31 U.S.C. 3729, the “Federal False Claims Act” or any similar Law

(c) Neither the Company, nor any of its Subsidiaries, nor any of their respective representatives has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

SECTION 3.33 Product Warranty. No product of the Company or any of its Subsidiaries manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any oral or written guaranty, warranty or other indemnity to its customers with respect to the quality or absence of defects of such product beyond the Company’s and its Subsidiaries’ applicable regular or standard or usual terms and conditions of sale or lease or as otherwise provided by applicable Law. There are no claims pending, or to the Knowledge of the Company, anticipated or threatened against the Company or any of its Subsidiaries with respect to the quality of, or existence of defects in, any of their products. The Company has made available to Parent information which is accurate and complete in all material respects, regarding all returns of defective or expired products given to customers since December 31, 2004, and such information in each case accurately describes the cause which, to the Knowledge of the Company, resulted in the return, allowance or credit. Neither the Company nor any of its Subsidiaries has since December 31, 2004 paid or been required to pay or received a request or demand for payment of any damages, including any direct, incidental or consequential damages, to any Person in connection with any product.

SECTION 3.34 Export.

(a) In the three-year period prior to the date hereof, the Company and its Subsidiaries and, to the Knowledge of the Company, any and all distributors of the Company’s and its Subsidiaries’ products have (i) complied with all applicable laws or regulations related to the sale, marketing, promotion or export of goods promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the United States

Department of Commerce or any other department or agency of the United States federal government, including the Arms Export Control Act, the trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Customers Regulations (the “Trade Laws”) and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations, including, in the case of each of clause (i) and (ii) with respect to any sales made in Iran or to any Person in Iran.

(b) Neither the Company nor any of its Subsidiaries has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

SECTION 3.35 Inventory. All inventory reflected on the Company’s financial statements included in the Company SEC Reports and all other inventory acquired by the Company or any of its Subsidiaries was acquired in the ordinary course of business and in a manner consistent with each of the Company’s and each of its Subsidiary’s regular inventory practices. Adequate reserves have been established on the Company’s financial statements and on the books and records of the Company and each of its Subsidiaries with respect to excessive and obsolete inventory (it being agreed that, for purposes of this Section 3.35 the term “excessive and obsolete inventory” shall refer to any inventory which (a) cannot be sold at current prices in the ordinary course of business, (b) are not usable in the production of current products of the Company and its Subsidiaries or (c) consists of on-hand quantities in excess of one year’s historical sales or usage).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted.

SECTION 4.02 No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (a) violate or conflict with any provision of any of Parent’s organizational documents or the organizational documents of Merger Sub, (b) violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (c) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either Parent or Merger Sub or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is are bound or to which any of its properties or assets is subject, except in each case as would not, individually or in the aggregate, prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

SECTION 4.03 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or its Subsidiaries or Merger Sub of their obligations hereunder or thereunder, except for applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of NASDAQ.

SECTION 4.04 Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub (and, with respect to Merger Sub, Parent as sole shareholder of Merger Sub), and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party, and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and the other parties thereto (as applicable), shall constitute their legal, valid and binding obligation, enforceable against them in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at Law) and (c) an implied covenant of good faith and fair dealing.

SECTION 4.05 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent or Merger Sub in connection with this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party or the transactions contemplated hereby or thereby. Delzanno & Co., Inc. has acted as a consultant and received a non-contingent monthly consulting fee from Parent in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party.

SECTION 4.06 Information Supplied. The information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.07 Merger Sub. Merger Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Documents. All of the outstanding capital stock of Merger Sub is directly owned of record and beneficially by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the other Transaction Documents, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangement with any other Person. Merger Sub has no Subsidiaries.

SECTION 4.08 Sufficiency of Funds. Merger Sub will have sufficient funds at the Effective Time for the payment of the Merger Consideration and to perform its other obligations with respect to the transactions contemplated by this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

SECTION 5.01 Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise expressly provided by the terms of this Agreement or the Employment Agreement), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable Laws; (ii) the Company shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as otherwise expressly provided by the terms of this Agreement or the Employment Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

(i) make any change in any of its organizational documents; issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock (other than upon the exercise of options to purchase shares of Company Common Stock outstanding on the date hereof) or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(ii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(iii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its material assets, Intellectual Property or other rights or any part thereof, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

(iv) subject any of its or its Subsidiaries’ assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi) (A) acquire any corporation, partnership, other business organization or any division thereof in any transaction or series of related transactions (including by merger, consolidation or acquisition of stock or assets or any other business combination); (B) acquire assets outside of the ordinary course of business consistent with past practice from any Person for consideration in excess of $15,000 individually or $30,000 in the aggregate, other than any such acquisitions required under the terms of Contracts in effect as of the date of this Agreement (including by merger, consolidation, or acquisition of stock or assets or any other business combination); (C) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, including any of its Intellectual Property; (D) enter into any material contract or agreement outside of the ordinary course of business consistent with past practice; or (E) authorize, or make any commitment with respect to any single capital expenditure that is in excess of $15,000 individually or $50,000 in the aggregate;

(vii) amend, modify or terminate any material contract, instrument or agreement other than in the ordinary course of business and consistent with past practice, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $50,000;

(viii) enter into any new (or amend any existing to increase benefits or otherwise) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits or otherwise) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as otherwise provided pursuant to the terms of any plan or agreement, as required by Law, to the extent necessary to avoid imposition of any Taxes under Section 409A (but only to the extent such amendment does not materially increase the cost of such plan, program or arrangement to the Company, without regard to the time value of money) or for increases in compensation to employees as required under pre-existing contractual provisions that have been disclosed to Parent;

(ix) pay (other than with respect to compensatory payments to current or former employees, officers, consultants or directors, in each case (A) in the ordinary course of business consistent with past practice, (B) as required under agreements in effect as of the date hereof or (C) which have been accrued for on the Company’s balance sheet), lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries);

(x) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained as of the date hereof;

(xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xiii) settle, release or forgive any material claim or litigation or waive any right thereto;

(xiv) adopt, approve, or agree to adopt, a shareholder rights plan;

(xv) create any Subsidiaries; or

(xvi) announce any intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

SECTION 5.02 Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 9 hereof, the Company shall promptly give Parent written notice with particularity upon having Knowledge of any matter that constitutes or is reasonably expected to result in a breach of any representation, warranty, agreement or covenant contained in this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to Parent or the conditions to such Parent’s obligation to consummate the Merger.

SECTION 5.03 Section 409A. To the extent requested by Parent, the Company will work with Parent in good faith to amend each Company Employee Benefit Plan and Company Pension Plan to comply with or be exempt from Section 409A of the Code (if applicable).

SECTION 5.04 Exemption from Liability Under Section 16(b). The Company Board (or a committee thereof) shall adopt a resolution in advance of the Effective Time that exempts the disposition of Company equity securities by those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the Merger from the short-swing profits liability provisions of Section 16 of the Exchange Act by reason of Rule 16b-3.

SECTION 5.05 Radcliffe Note. The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, it shall not, unless Parent shall otherwise consent in writing, extend beyond April 1, 2008 the maturity of, or make any material change to, the Senior Subordinated Discount Promissory Note, dated August 16, 2005, issued to Radcliffe SPC, Ltd. or any agreement or instrument related thereto (the “Radcliffe Note”).

SECTION 5.06 Series C Preferred Stock Purchase Agreement. The Company covenants and agrees that on October 31, 2007, in accordance with the terms of the Series C Preferred Stock Purchase Agreement, it shall issue to Merger Sub the Series C Preferred Stock, upon the payment by Merger Sub to the Company of the Series C Purchase Price.

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

SECTION 6.01 Employee Benefits.

(a) Employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent (“Continuing Employees”) shall be given credit for all service with the Company and its Subsidiaries (and their respective predecessors) (or service credited by the Company and its Subsidiaries for similar plans, programs or policies) under all employee benefit and fringe benefit plans, programs and policies of the Parent or its Affiliates in which they become participants for purposes of eligibility, vesting and level of benefits (except to the extent such service credit will result in benefit accrual under any defined benefit pension plans or otherwise result in a duplication of benefits).

(b) If a Continuing Employee becomes eligible to participate in any medical, dental or health plan of the Parent or any of its Affiliates, Parent shall cause such plan to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the “Company Welfare Plans”) and (B) honor any deductible and out-of-pocket expenses incurred by such employee and his or her beneficiaries under the Company Welfare Plans during the portion of the applicable plan year preceding the Closing.

(c) Except as provided in this Section 6.01, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(d) No provision of this Section 6.01 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

SECTION 6.02 Directors’ and Officers’ Indemnification and Insurance.

(a) All rights to indemnification and rights to advancement of expenses and exculpation from monetary liability for acts or omissions occurring prior to the Effective Time and existing as of the date hereof in favor of any current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnitee”) as provided in the Company Organizational Documents and any indemnification or other contracts of the Company in effect on the date hereof, if any, shall be assumed in the Merger by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation from monetary liability for acts or omissions occurring prior to the Effective Time and with respect to indemnification and advancement of expenses, if any, than those in effect as of the date hereof in the Company Organizational Documents, and such provisions shall not be amended, repealed or modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) From and after the Effective Time, the Surviving Corporation hereby agrees that it will: (i) indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries existing on the date hereof (collectively, “Incumbent Management”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any Action by reason of the fact that such Incumbent Management was acting in his or her capacity as a director or officer of the Company or any of its Subsidiaries, as applicable, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to indemnify any Incumbent Management pursuant to this Section 6.02(b) if such Incumbent Management is adjudged by a court of competent jurisdiction to be liable to the Company or any of its Subsidiaries, or it shall be determined in good faith (by independent U.S. counsel having national recognition reasonably selected by Parent) that such Incumbent Management (A) failed to act in good faith, (B) acted (or omitted to act) in a manner which such Incumbent Management reasonably believed was not in the best interests of the Company or any of its Subsidiaries, as applicable, (C) acted (or omitted to act) in a manner involving intentional misconduct, dishonesty, fraud or a knowing violation of Law, or (D) if as a result of such action (or omission), such Incumbent Management derived an improper personal benefit; and (ii) solely with respect to acts or omissions in connection with the authorization and approval of the Transaction Documents and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, advance expenses (including reasonable attorney’s fees) incurred by Incumbent Management in defending any such Action; provided that such Incumbent Management provides a customary undertaking to repay such advances to Parent or the Surviving Corporation if it is ultimately determined that such Incumbent Management is not entitled to indemnification under this Section 6.02(b).

(c) Parent or the Surviving Corporation shall have the right to assume and control the defense of any Action for which indemnification or advance expenses is sought under this Section 6.02 or under the Company Organizational Documents or any indemnification contracts of the Company. Parent and the Surviving Corporation shall be obligated to pay for only one law firm or counsel for all Indemnitees in any jurisdiction, except to the extent there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnitee and any other Indemnitee, in which case each Indemnitee with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such Indemnitee. The Indemnitee shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent (the decision with respect to which shall not unreasonably be delayed by Parent).

(d) Parent shall, or shall cause the Surviving Corporation to, obtain a commercially available run-off or tail policy (“Run-Off Insurance”), which shall (i) be for a term of six-years and have limits of $5 million, plus an additional $10 million in Side A coverage (with zero retention), (ii) be negotiated and implemented solely by Parent and its agents, (iii) provide coverage for each person or entity covered by the Company’s current directors’ and officers’ liability insurance policy in effect on the date hereof, (iv) not be cancelable by Parent, its agents or the Surviving Corporation during the six-year term thereof, and (v) be no less favorable with respect to coverage terms and amounts (including with respect to exclusions, self-retention, premiums, notice requirements and deductibles) in any material respect than the Company’s current primary directors’ and officers’ liability insurance policy coverage in effect as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be obligated or required to pay premiums for Run-Off Insurance under this Section 6.02(d) in excess of 200% of the amount of the current net annual premiums paid by the Company for such directors and officers liability insurance (which current net annual premiums are hereby represented and warranted by the Company to be $398,000). Subject to this Section 6.02(d), Parent or its agents shall have the right to substitute the insurance company providing the Company’s current directors’ and officers’ liability insurance policy with another financially sound insurance company of recognized reputation with an A.M. Best rating of A and a surplus of XII or better.

ARTICLE 7

ADDITIONAL COVENANTS OF THE PARTIES

SECTION 7.01 Preparation of Proxy Statement, Company Shareholders Meeting.

(a) As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement (and in any event use best efforts to file the Proxy Statement within 25 days after the date of this Agreement). The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on such Proxy Statement (and any amendment or supplement thereto) and shall reasonably consider such comments prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as reasonably practicable after such filing. The Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger (the “Company Recommendation”), except to the extent the Company Board shall have withdrawn, amended or modified such recommendation of this Agreement to the extent such action is permitted by Section 7.04. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable upon the earlier of (x) receiving notification that the SEC is not reviewing the Proxy Statement and (y) the conclusion of any SEC review of the Proxy Statement. The Company shall promptly provide copies, consult with Parent and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise Parent of any oral comments received from the SEC. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and the rules and regulation of NASDAQ.

(b) The Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby and by the other Transaction Documents under the Exchange Act and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for any amendment or supplement to the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any such comments by the SEC and any amendment or supplement to the Proxy Statement made in response thereto and shall reasonably consider such comments prior to filing. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(c) The Company shall cause the Company Shareholders Meeting to be duly called and held as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval. In connection with such meeting, the Company will (i) subject to Section 7.04(e) and (f), use its reasonable best efforts to obtain the Company Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 7.04(e) and (f), the Company shall not postpone, delay or adjourn the Company Shareholder Meeting without Parent’s prior written consent.

SECTION 7.02 Access to Information.

(a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors, agents and other representatives, reasonable access during normal business hours at all times prior to the Effective Time to all their respective properties, assets, books, records, Contracts, Licenses and Permits, documents, information, directors, officers, employees, attorneys, accountants, auditors, other representatives of the Company and its Subsidiaries and records, and shall cause each of its Subsidiaries to make available to Parent, and provide to Parent copies or originals if specifically requested by Parent of, (i) each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any applicable Law or Order, (ii) all organizational documents, stock certificates and other evidences of equity interests and investments, shareholders’ registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each Subsidiary of the Company, and (iii) all other information concerning its business, properties and personnel as Parent reasonably may request; provided that no investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company herein. The Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to obtain an orderly transition and integration process in connection with the Merger to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries during the period from and after the Effective Time.

(b) The Company shall furnish to Parent (i) weekly reports of the Company’s cash position (including sources and uses of cash) and (ii) as soon as they become available, any financial and management reports that are typically prepared for the Company’s management in the ordinary course of business.

(c) All information obtained by Parent, Merger Sub or the Company pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement, dated August 8, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 7.03 Commercially Reasonable Efforts.

(a) Subject to the other terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the date hereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the

Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its Subsidiaries or Affiliates.

(c) The parties shall use their commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents, and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, and to provide any notices to third parties required to be provided prior to the Effective Time.

SECTION 7.04 Acquisition Proposal.

(a) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on November 19, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives and controlled Affiliates (collectively, “Representatives”), shall have the right to: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement; provided that the Company shall concurrently therewith provide to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which had not previously been provided or made available to Parent or Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as expressly permitted by Section 7.04(c) and except as may relate to any Excluded Party, the Company and its Subsidiaries and their respective employees, officers and directors shall, and the Company shall direct its and its Subsidiaries’ other Representatives to, (i) on the No-Shop Period Start Date, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (and the Company shall use commercially reasonable efforts to have all copies of all non-public information it or its Subsidiaries or their respective Representatives have distributed since August 8, 2007 to Persons in connection with their consideration of an Acquisition Proposal (other than with respect to Parent and its Affiliates), destroyed or returned to the Company as soon as possible); and (ii) from the No-Shop Period Start Date until the

Effective Time or if earlier, the termination of this Agreement in accordance with Article 9, not (A) initiate, solicit, encourage or facilitate any Acquisition Proposal or the making or receipt thereof, including by way of furnishing non-public information or taking any action to render any of the anti-takeover statutes contained in the PBCL (including Sections 2538 through 2588 thereof) inapplicable to any transaction with any Person (other than Parent and its Affiliates), or (B) initiate, engage in, encourage, facilitate, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent and its Affiliates) any information with respect to, assist or participate in any effort or attempt by any Person (other than Parent and its Affiliates) with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or the making or receipt thereof. On the No-Shop Period Start Date, the Company shall provide written notice to Parent which identifies (x) all Excluded Parties, and (y) those Excluded Parties who (subject to the other provisions of this Agreement) are reasonably expected to enter into a definitive and binding Acquisition Agreement with the Company providing for a Superior Proposal on or prior to the Extended Go-Shop End Date.

(c) Notwithstanding the provisions of Section 7.04(b) but subject to the next succeeding sentence of this Section 7.04(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Shareholder Approval, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result in a breach of this Section 7.04, if the Company receives from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall concurrently therewith provide to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that had not previously been provided or made available to Parent, Merger Sub or their Representatives; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, and after entering into an Acceptable Confidentiality Agreement with such Person, the Company Board determines in good faith (1) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) after consultation with its outside counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Notwithstanding the foregoing, the parties agree that the Company may continue to engage in the activities described in Section 7.04(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by such Excluded Parties following the No-Shop Period Start Date and prior to the Extended Go-Shop End Date. From and after the No-Shop Period Start Date, the Company shall promptly advise Parent orally (with written confirmation to follow within 24 hours) after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal (and attaching a true and complete copy thereof). The Company shall keep Parent reasonably informed on a prompt basis of the status and material terms (including all changes to the status and material terms) of any such Acquisition Proposal. From and after the date hereof, the Company shall not and shall cause its Subsidiaries not to enter into any confidentiality or other agreement with any Person or group that restricts or prohibits the Company or any of its Subsidiaries from providing to Parent the foregoing information regarding (including the identity of the Person submitting) an Acquisition

Proposal or which provides for any exclusive right of negotiation or dealing. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Parent.

(d) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any oral or written inquiry, proposal, indication of interest or offer from any Person or group, whether in one transaction or a series of transactions, relating to, or that could reasonably be expected to lead to, (a) any direct or indirect acquisition by any means of (i) 20% or more of the consolidated revenues, net income, cash flows or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the equity securities of the Company (including by issuance thereof by the Company) then outstanding; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 20% or more of the equity securities of the Company then outstanding; or (c) any merger, consolidation, business combination, recapitalization, reorganization, share exchange, joint venture, split-off, spin-off, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the Merger and the other transactions contemplated hereby.

“Excluded Party” means any Person from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor and after entering into an Acceptable Confidentiality Agreement with such Person, is bona fide and constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; provided, however, that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement on the earlier of (i) such time as the Acquisition Proposal made by such Person fails to constitute either a Superior Proposal or an Acquisition Proposal that is reasonably likely to result in a Superior Proposal and (ii) the 20th day after the No-Shop Period Start Date (as may be extended pursuant to Section 7.04(e)(I)(B), the “Extended Go-Shop End Date”) if a definitive and binding Acquisition Agreement providing for such Superior Proposal is not entered into by the Company and such Person on or before the Extended Go-Shop End Date.

“Superior Proposal” means any bona fide, written offer made (not in violation of Section 7.04) to the Company Board by any Person (other than Parent and its Affiliates) that if consummated would result in such Person (or its shareholders, partners, trustees or members) owning, directly or indirectly, in a transaction or series of transactions, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company, that, in each case, the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor), is (a) reasonably capable of being consummated promptly in accordance with its terms (relative also to the expected time of consummation of the transactions contemplated by this Agreement), and for which financing (to the extent required) is then fully committed, taking into account all legal, financial, regulatory and other aspects of the offer and the Person making the proposal and (b) more favorable to the holders of the Company Common Stock from a financial point of view than the Merger taking into account all the terms and conditions of such offer and this Agreement (including any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.04(e)).

(e) Except as set forth in this Section 7.04(e), prior to the Company Shareholder Approval, neither the Company Board nor any committee thereof shall:

(i) withhold or withdraw or qualify or modify in a manner adverse to Parent or Merger Sub (or propose or resolve (publicly or otherwise) to withhold or withdraw or to qualify or modify in a manner adverse to Parent or Merger Sub) the Company Recommendation, or adopt, approve or recommend or propose or resolve to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal (any such action, an “Adverse Recommendation”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement (x) constituting or relating to, or that is intended or could reasonably be expected to lead to, any Acquisition Proposal, other than a confidentiality agreement referred to in Sections 7.04(a) or 7.04(c) entered into in the circumstances referred to in such Sections, or (y) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (any of (x) or (y), an “Acquisition Agreement”).

Notwithstanding the foregoing, but subject to the Company’s compliance at all times with the provisions of Section 7.04, (I) if a written Acquisition Proposal is made prior to the Company Shareholder Approval, the Company Board may make an Adverse Recommendation, if (but only if):

A. the Company Board has determined in good faith (after receiving the advice of its outside legal counsel and financial advisor) that (1) it is required to make such Adverse Recommendation in order to comply with its fiduciary duties under applicable Law, and (2) such Acquisition Proposal constitutes a Superior Proposal;

B. the Company shall have provided Parent with five (5) Business Days notice (the “Notice Period”) following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company representing to Parent that the Company Board has received a Superior Proposal not in violation of the provisions of Section 7.04, specifying the material terms and conditions of such Superior Proposal (and attaching the most current and complete version of any written agreement or offer relating thereto), identifying the Person making such Superior Proposal and stating that the Company Board intends to make an Adverse Recommendation; provided, however, that, prior to any such Adverse Recommendation occurring, any amendment to a financial or other term of such Superior Proposal shall require a new Notice of Superior Proposal (a

“Subsequent Notice”) and a new five (5) Business Day Notice Period (a “Subsequent Notice Period”); provided, further, however, that, any such Notice Period or Subsequent Notice Period, as the case may be, shall result in an automatic extension of the Extended Go-Shop End Date for a term equal to such notice period(s), if (and only if) such Superior Proposal is from an Excluded Party identified in the notice provided by the Company to Parent pursuant to the last sentence of Section 7.04(b);

C. during such Notice Period or Subsequent Notice Period, as the case may be, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent and its Representatives to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer determined to constitute a Superior Proposal; and

D. at the end of the Notice Period or any Subsequent Notice Period, as the case may be, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal,

and (II) after an Adverse Recommendation is made in accordance with the foregoing clause (I), the Company shall be entitled to enter into a definitive and binding Acquisition Agreement providing for such Superior Proposal if (but only if) this Agreement is terminated by the Company pursuant to Section 9.01(e) and, concurrently with and as a condition to the effectiveness of any such termination by the Company, the Company shall have (x) paid all amounts due to Parent pursuant to Sections 9.02 and 9.03, and (y) entered into such definitive and binding Acquisition Agreement. The Company agrees that it will not enter into an Acquisition Agreement providing for a Superior Proposal referred to in this Section 7.04(e) until at least the sixth (6th) Business Day after it has provided the Notice of Superior Proposal or Subsequent Notice, as the case may be.

(f) Nothing contained in this Section 7.04 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the Company Board (after receiving the advice of its outside legal counsel and financial advisor), failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that (except in the case of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) if any such disclosure does not concurrently and expressly reaffirm the Company Recommendation or if it has the effect of withdrawing or qualifying or modifying in a manner adverse to Parent or Merger Sub the Company Recommendation, then such disclosure shall be deemed to be an Adverse Recommendation for all purposes of this Agreement and Parent shall have the right to terminate this Agreement as set forth in Section 9.01(f) and receive the Break-Up Fee in accordance with Sections 9.02 and 9.03.

SECTION 7.05 Shareholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any shareholder Action against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that no settlement in connection with such shareholder Action shall be agreed to without Parent’s prior written consent.

SECTION 7.06 Public Announcements. The initial press release relating to this Agreement shall be a joint release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby or by the other Transaction Documents shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that upon prior consultation with the other party, each of the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by any of the parties in compliance with this Section 7.06.

ARTICLE 8

CONDITIONS PRECEDENT

SECTION 8.01 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Proxy Statement. No orders suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(c) No Order. No Governmental Entity of competent jurisdiction shall have enacted or issued an order, decree, judgment, injunction or taken any other action (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger (collectively, an “Order”); provided, however, that the party claiming the failure of the condition set forth in this Section 8.01(c) shall have used commercially reasonable efforts to have such Order vacated.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where legally permissible), on or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except (in the case of representations and warranties other than those contained in Section 3.09(b)) for failures to be true and correct that individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.02(a) is satisfied, references to “Company Material Adverse Effect” and any other materiality qualification contained in such representations and warranties (other than those contained in Section 3.09(b)) shall be ignored.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties listed on Section 8.02(d) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity), required in connection with this Agreement and the transactions contemplated hereby and by the other Transaction Documents, other than (in the case of clause (ii)) consents or approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.

(f) Employment Agreement. The Employment Agreement shall have been executed by Nathanael Lentz and the Company and delivered to Parent, and shall be in full force and effect.

(g) Release. The Release shall have been executed by Nathanael Lentz and the Company and delivered to Parent, and shall be in full force and effect.

(h) Radcliffe Waiver. The Radcliffe Waiver shall continue to be in full force and effect.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures to be true and correct that individually or in the aggregate would not have or prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement; provided, that for purposes of determining whether the condition in this Section 8.03(a) is satisfied, references to any materiality qualification contained in such representations and warranties shall be ignored.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

SECTION 8.04 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 8 to be satisfied if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the condition.

ARTICLE 9

TERMINATION

SECTION 9.01 Termination. This Agreement may be terminated and abandoned, whether before or after receipt of the Company Shareholder Approval (except as set forth in this Section 9.01), prior to the Effective Time, by action taken by the Board of Directors of the terminating party, only as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by either of the Company or Parent by written notice to the other:

(i) if at the Company Shareholders Meeting (or at any adjournment or postponement thereof permitted by this Agreement) the Company Shareholder Approval is not obtained (provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to the Company if at such time the Company is in material breach this Agreement or the failure to obtain such approval was caused by a breach of the Voting Agreement by any party thereto (other than Parent and Merger Sub));

(ii) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to a party if such party’s failure to comply with any provision of this Agreement in any material respect has been the proximate cause of, or proximately resulted in, such Order; or

(iii) if the consummation of the Merger shall not have occurred on or before April 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to a party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

(c) by written notice from Parent to the Company, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b), and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent;

(d) by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b) and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach from the Company;

(e) by written notice from the Company to Parent, at any time prior to the Company Shareholder Approval, in accordance with, and subject to the terms and conditions of, Section 7.04(e)(II);

(f) by written notice from Parent to the Company, if (i) the Company Board (or any committee thereof) shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) make an Adverse Recommendation or resolve to do so, (C) fail to reconfirm the Company Recommendation within five days after Parent so requests in writing (which five day period will be extended for one additional five day period if the Company certifies to Parent prior to the expiration of the initial five day period that the Company Board is in good faith seeking to obtain additional information regarding its decision to reconfirm the Company Recommendation), or (D) if a tender offer or exchange offer for any outstanding voting securities has been publicly disclosed (other than by Parent or an Affiliate of Parent), the Company Board (or any committee thereof) fails within ten (10) Business Days of the commencement thereof to recommend against acceptance of such tender or exchange offer by the holders thereof (including by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by such holders), (ii) any party to the Voting Agreement (other than Parent or Merger Sub), breaches or fails to perform his, her or its obligations thereunder in any material respects, or (iii) the Company breaches or fails to perform any of its obligations under Section 7.04; or

(g) by Parent, if any Person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than Parent, Merger Sub or any of their respective Affiliates) shall have become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding voting securities of the Company.

SECTION 9.02 Effect of Termination.

(a) Subject to the remainder of this Section 9.02 and to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, shareholders or shareholders, and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.02(b) (Confidentiality), 7.06 (Public Announcements), this 9.02 (Effect of Termination), 9.03 (Fees and Expenses) and Article 10 (Miscellaneous), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 9.02(a) shall relieve any party hereto from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) The Company shall pay to Parent an amount in cash equal to the sum of (x) 5.99% of Company Enterprise Value and (y) Parent Transaction Expenses (the “Break-Up Fee”) if;

(i) this Agreement is terminated by the Company pursuant to Section 9.01(e);

(ii) this Agreement is terminated by Parent pursuant to Section 9.01(f) (other than paragraphs (ii) and (iii) thereof); or

(iii) this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iii) (without the Company Shareholder Meeting having occurred) or Section 9.01(b)(i), or by Parent pursuant to Section 9.01(c), Section 9.01(f)(ii) or Section 9.01(f)(iii), if, at any time after the date of this Agreement and before such termination, an Acquisition Proposal shall have been publicly announced by any Person or group (other than Parent or any of its Affiliates) disclosed or made known to the Company, and remain outstanding at the time of such termination, and within 12 months of such termination the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (substituting 50.1% for 20% in the definition thereof) (which need not be the same Acquisition Proposal made prior to termination).

(c) Any fee due under Section 9.02(b) shall be paid by the Company by wire transfer of same-day funds:

(i) in the case of Section 9.02(b)(i), concurrently with (and as condition to the effectiveness of) such termination;

(ii) in the case of Sections 9.02(b)(ii), within one Business Day of such termination; and

(iii) in the case of Section 9.02(b)(iii), concurrently with the consummation of such Acquisition Proposal (including any such consummation occurring after the twelve (12) month period referred to in such Section with respect to any definitive agreement referred to therein entered into during such twelve (12) month period).

SECTION 9.03 Fees and Expenses.

(a) Except as set forth in Section 9.02 and this Section 9.03, whether or not the Merger is consummated, all out-of-pocket costs and expenses that are incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby and by the other Transaction Documents, including all fees and expenses of lawyers, accountants, financial advisors, consultants and other advisors, shall be paid by the party incurring such costs and expenses.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(i) (if, at any time after the date of this Agreement and before such termination, an Acquisition Proposal shall have been publicly announced by any Person (other than Parent or any of its Affiliates), disclosed or made known to the Company and remains outstanding at the time of such termination) or Section 9.01(b)(iii) (without the Company Shareholder Meeting having occurred) or by Parent pursuant to and in accordance with Section 9.01(c), the Company shall pay to Parent within five Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors, consultants and other advisors, incurred by Parent or Merger Sub in connection with the entering into of this Agreement and the other Transaction Documents and the carrying out of any and all acts contemplated hereunder and thereunder (“Parent Transaction Expenses”); provided, however, that if a Break-Up Fee is payable by the Company pursuant to Section 9.02(b)(iii), then the Company may reduce the amount to be paid by it pursuant to such Section by the amount of any expense reimbursement paid by the Company to the Buyer pursuant to this Section 9.03(b).

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(d), Parent shall pay to the Company within five Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors, consultants and other advisors, incurred by the Company in connection with the entering into of this Agreement and the other Transaction Documents and the carrying out of any and all acts contemplated hereunder and thereunder.

(d) The parties acknowledge that the agreements contained in Sections 9.02 and 9.03 are an integral part of the transactions contemplated by this Agreement and the other Transaction Documents, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due under Sections 9.02 or 9.03, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any Action, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(e) The parties further acknowledge and agree that (i) damages attributable to a termination of this Agreement as referenced in Sections 9.02 and 9.03 are uncertain in amount, (ii) the fees provided in Sections 9.02 and 9.03 are a reasonable fee and estimate of such damages at the time the parties hereto executed and delivered this Agreement and (iii) the amounts to be paid pursuant to this Section 9.03 constitute liquidated damages negotiated at arm’s-length and do not constitute, and are not intended by the parties to operate as, a penalty.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 10.02 Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that, without the prior consent of the Company, each of Parent and Merger Sub may assign any of its rights hereunder to its Affiliates (but shall remain liable for all of its obligations under this Agreement). This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 10.03 Governing Law; Jurisdiction; Remedies.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (except to the extent that mandatory provisions of Pennsylvania law are applicable), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of New York.

(b) Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action may be heard and determined in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by either party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.03 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 10.03 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 10.03. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.05 as to giving notice thereunder shall be deemed effective service of process on such party.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or other equitable relief to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.03(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03(D)

SECTION 10.04 Severability; Construction.

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(b) This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any applicable Law will be deemed to refer to such Law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein, “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.

SECTION 10.05 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the applicable party to whom it is directed at the addresses indicated below:

If to the Company:

Verticalnet, Inc. 400 Chester Field Parkway Malvern, PA 19355
Attention:	Nathanael V. Lentz
President and Chief Executive Officer
Fax: (610) 240-9470

Copy to (such copy not to constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:	James W. McKenzie, Jr.
Fax: (877) 432-9652

If to Parent or Merger Sub:

BravoSolution S.p.A.
Via Rombon, 11
20134 Milano
Attention:	Federico Vitaletti
Chief Executive Officer
Fax: +39 02 210512242

Copy to (such copy not to constitute notice):

Greenberg Traurig, LLP The Met Life Building 200 Park Avenue
New York, New York 10166
Attention:	Lorenzo Borgogni
Daniel P. Raglan
Fax: (212) 801-6400

or, as to each of the foregoing, at such other address as shall be designated by such party in a written notice to other parties complying as to delivery with the terms of this Section 10.05. Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five (5) days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the day of actual delivery by the courier.

SECTION 10.06 Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 10.07 Parties in Interest. Except for the rights to continued indemnification and insurance pursuant to Section 6.02 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

SECTION 10.08 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and delivered by means of a facsimile or portable document format (pdf) transmission. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any applicable Law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

SECTION 10.10 Definitions. (a) As used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York or Milan, Italy.

“Company Enterprise Value” shall mean the sum of (i) the aggregate Merger Consideration offered for each outstanding share of Company Common Stock and each outstanding share of Series B Preferred Stock and (ii) $5,310,396, which represents as of the date hereof the principal amount outstanding at maturity of the Radcliffe Note.

“Company Material Adverse Effect” means any Effect that is materially adverse to (i) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of Parent to operate the business of the Company and its Subsidiaries, taken as a whole, immediately after the Closing (as a result of matters occurring prior to Closing); provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (a) any Effect that results from changes in general economic conditions or changes in securities markets in general (b) any Effect that results from general changes in the industry in which the Company and its Subsidiaries operate, (c) any Effect directly arising out of to the public announcement of the transactions contemplated by this Agreement, (d) any Effect that results from any action taken by the Company at the specific request of Parent; except in the case of clauses (a) and (b), for any Effect that has a significantly disproportionate adverse impact on the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

“Effect” means any event, circumstance, change, development, condition or effect.

“Environmental Laws” shall mean any federal, state, local or foreign, statute, regulation, ordinance, order, decree, directive or other requirement of Law (including, without limitation, common law) relating to human health, safety or welfare, wildlife, natural resources, flora, fauna or the environment (including, without limitation, indoor or outdoor air, water, water vapor, groundwater, drinking water, surface or subsurface land, noise and odor), or to the identification, generation, use, labeling, processing, control, transportation, handling, discharge, emission, treatment, storage, disposal, investigation, removal, remediation, import/export, or monitoring of, or exposure to, any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance, or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, judicial or arbitral body.

“Hazardous Material” shall mean any product, substance, gas, chemical, microbial matter, material or waste, whose presence, nature, quantity or concentration, either by itself or in combination with other materials is (a) potentially injurious to human health or safety, the environment or natural resources; or (b) regulated, monitored or subject to reporting by any Governmental Entity relating to Environmental Laws.

“Intellectual Property” shall mean all of the following, owned or used by the Company and its Subsidiaries: material (a) trademarks (whether registered or unregistered) and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, binary code, development documentation, programming tools, drawings, specifications and data), proprietary products, proprietary rights and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) rights of copyright (whether registered or unregistered), copyrighted and copyrightable writings, designs, software, mask works, works of authorship in any medium (whether or not copyrightable) or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; (g) all other intellectual property or proprietary rights of any kind, including writings of any kind, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings); (h) rights under all agreements relating to the foregoing; (i) books and records pertaining to the foregoing; and (j) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of the executives of the Company after due inquiry of the employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“NASDAQ” shall mean The NASDAQ Global Market, Inc.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes and assessments not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and other similar liens arising or incurred in the ordinary course of business not yet due and payable, if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person (provided that, in the case of assets material to the business of the Company or any of its Subsidiaries, taken as a whole, such liens do not and would not reasonably be expected to materially impair the continued use or operation of such assets or, in the case of any real property, render the title to such real property unmarketable), and (c) Liens set forth on Section 10.10(b) of the Company Disclosure Schedule.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Shares” shall mean shares of Company Common Stock, Series B Preferred Stock and (when issued) Series C Preferred Stock.

“Subsidiary” when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, whether disputed or not, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

(b) The following terms have the meaning set forth in the sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	§7.04(e)
Acquisition Proposal	§7.04(d)
Action	§3.19
Adverse Recommendation	§7.04(e)
Agreement	Preamble
Articles of Merger	§1.03
Break-Up Fee	§9.02(b)
Closing	§1.02
Closing Date	§1.02
Code	§2.07

Defined Term	Location of Definition
Common Consideration	Recitals
Common Stock Certificate	§1.08(b)
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Option	§1.10
Company Organizational Documents	§3.01
Company Plans	§1.10(a)
Company Preferred Stock	§3.06(a)
Company Recommendation	§7.01(a)
Company SEC Reports	§3.08(a)
Company Securities	§1.10(a)
Company Shareholder Approval	§3.05
Company Shareholders Meeting	§3.29
Company Transaction Expenses	§3.11(c)
Company Warrants	§1.10(a)
Company Welfare Plans	§6.01(b)
Confidentiality Agreement	§7.02(c)
Continuing Employees	§6.01(a)
Contract	§3.20(c)
Costs	§6.02(b)
Customer Contracts	§3.20(c)(ii)
Effective Time	§1.03
Employee Benefit Plans	§3.21(a)
Employment Agreements	Recitals
ERISA Affiliate	§3.21(a)
Exchange Act	§3.04
Exchange Agent	§2.01
Exchange Fund	§2.01
Excluded Party	§7.04(d)
Extended Go-Shop End Date	§7.04(d)
Form 10-K	Article 3
Incumbent Management	§6.02(b)
Indemnitee	§6.02(a)
Instrument	§1.10(b)
Lease	§3.12(a)
Leased Real Property	§3.12(a)
Licenses and Permits	§3.16(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	§3.21(c)
No-Shop Period Start Date	§7.04(a)
Notice of Superior Proposal	§7.04(e)

Defined Term	Location of Definition
Notice Period	§7.04(e)
Open Source Materials	§3.15(c)
Order	§8.01(c)
Outside Date	§9.01(b)(iii)
Parent	Preamble
Parent Transaction Expenses	§9.03(b)
PBCL	Recitals
Pension Plans	§3.21(a)
Plan of Merger	Recitals
Proxy Statement	§3.29
Radcliffe	Recitals
Radcliffe Note	§5.05
Radcliffe Waiver	Recitals
Real Estate Impositions	§3.12(e)
Registered Intellectual Property	§3.14(b)
Representatives	§7.04(a)
Restricted Stock	§3.06(a)(i)
RSU	§1.10(a)
Run-Off Insurance	§6.02(d)
Sarbanes-Oxley Act	§3.08(a)
SEC	Article 3
Securities Act	§3.04
Series C Preferred Stock	Recitals
Series C Purchase Price	Recitals
Series C Preferred Stock Purchase Agreement	Recitals
Series B Consideration	Recitals
Series B Preferred Stock	Recitals
Software	§3.15(a)
Statement of Designation	Recitals
Subsequent Notice	§7.04(e)
Subsequent Notice Period	§7.04(e)
Surviving Corporation	§1.01
Trade Laws	§3.34(a)
Transaction Documents	§3.05
Treasury Regulations	§2.07
Voting Agreement	Recitals
WARN	§3.25(c)

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BRAVOSOLUTION S.P.A.

By:	/s/ Federico Vitaletti
Name:	Federico Vitaletti
Title:	Chief Executive Officer

BRAVOSOLUTION U.S.A., INC.

By:	/s/ Federico Vitaletti
Name:	Federico Vitaletti
Title:	President

VERTICALNET, INC.

By:	/s/ Nathanael V. Lentz
Name:	Nathanael V. Lentz
Title:	President and CEO

Exhibit A

Plan of Merger

PLAN OF MERGER

OF

BRAVOSOLUTION U.S.A., INC.

(a Pennsylvania corporation)

WITH AND INTO

VERTICALNET, INC.

(a Pennsylvania corporation)

This PLAN OF MERGER (the “Plan of Merger”) is dated as of October     , 2007 by and among BravoSolution S.P.A., a corporation organized under the laws of Italy (“Bravo”), BravoSolution U.S.A., Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Bravo (“BravoSolution”), and Verticalnet, Inc., a Pennsylvania corporation (the “Company”, and together with each of Bravo and BravoSolution, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties are parties to that certain Agreement of Merger, dated as of October     , 2007 (the “Merger Agreement”) by and among the Company, BravoSolution and Bravo; and

WHEREAS, pursuant to the Merger Agreement, at the closing of the Merger (the “Closing”), BravoSolution will merge with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation “); and

WHEREAS, the Board of Directors of each of the Company and BravoSolution has approved and adopted the Plan of Merger in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”).

NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

SECTION 1.01. Parties to Merger. Bravo, BravoSolution and the Company shall effect the Merger in accordance with and subject in all respects to the terms and conditions of the Merger Agreement. In the event of any conflict between the Plan of Merger and the Merger Agreement, the Merger Agreement shall govern.

SECTION 1.02. Merger; Governing Law. At the Effective Time (as defined in Section 3 hereof), upon compliance with the applicable provisions of the PBCL, BravoSolution shall be merged with and into the Company with the Company as the Surviving

Corporation, and the separate existence of BravoSolution shall cease. The Surviving Corporation shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

SECTION 1.03. Filing and Effective Time. On the date of the Closing, the Parties shall file Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 1926 of the PBCL. The Merger shall become effective upon filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania or at such subsequent date and time as Bravo and the Company shall agree and as shall be specified in the Articles of Merger in accordance with the relevant provisions of the PBCL (the “Effective Time”).

SECTION 1.04. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated to read in their entirety as the Articles of Incorporation of BravoSolution as in effect immediately prior to the Effective Time and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until thereafter amended in accordance therewith and with applicable law, and the Surviving Corporation shall continue to be a corporation organized and governed by the laws of the Commonwealth of Pennsylvania.

SECTION 1.05. Bylaws. At the Effective Time, the Bylaws of BravoSolution as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter altered, amended or repealed in the manner therein provided or provided by applicable law.

SECTION 1.06. Board of Directors and Officers. At the Effective Time, the directors of BravoSolution immediately prior to the Effective Time shall be the directors of the Surviving Corporation and, unless otherwise directed by Bravo in writing, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation; each such director and officer shall hold office until their respective successors are duly elected and qualified or until their death resignation or removal, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

SECTION 1.07. Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Section 1929 of the PBCL and any other applicable provision of the PBCL.

SECTION 1.08. Merger Consideration. At the Closing, by virtue of the Merger and without any action by the holder thereof, (a) each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares held directly or indirectly by the Company, BravoSolution or Bravo, will be converted into the right to receive $2.56 per share in cash, without interest (the “Common Consideration”), and (b) each outstanding share of Series B Preferred Stock (the “Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than shares held directly or indirectly by the Company, will be converted into the right to receive either $0.38750 or $0.26875 per share in cash (in accordance with Section 10 below), without interest (the “Series B Consideration” and, together with the Common Consideration, the “Merger Consideration”).

SECTION 1.09. Effect on Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, (a) each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock and Series C Preferred Stock owned directly or indirectly by BravoSolution or Bravo immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto, and each holder of a certificate which immediately prior to the Effective Time represented such share (a “Certificate”) shall thereafter cease to have any rights with respect to such share; (b) each share of common stock, par value $0.01 per share, of BravoSolution issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation; and (c) if prior to the Effective Time, the Company should split, combine or otherwise reclassify any shares of Company Common Stock or Series B Preferred Stock (collectively, the “Shares”), or pay a stock dividend or other stock distribution on any of the Shares, or otherwise change any of the Shares into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of any of the Shares, then the Merger Consideration payable for any of such Shares pursuant to this item or the next will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change

SECTION 1.10. Treatment of Series B Preferred Stock.

(a) Each share of the Company’s Series B Preferred Stock issued and outstanding immediately prior to the Effective Time held by the Investor Purchasers (as defined in the Company’s Description and Designation of Series B Preferred Stock) shall be cancelled and automatically converted into the right to receive $0.38750 per share in cash.

(b) Each share of the Company’s Series B Preferred Stock issued and outstanding immediately prior to the Effective Time held by the Non-Investor Purchasers (as defined in the Company’s Description and Designation of Series B Preferred Stock) issued shall be cancelled and automatically converted into the right to receive $0.26875 per share in cash.

SECTION 1.11. Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and delivered by means of a facsimile or portable document format (pdf) transmission. This Plan of Merger will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of determining whether a party has signed this Plan of Merger or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any applicable law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be duly executed as of the date first written above.

BRAVOSOLUTION, S.P.A.

By:
Name:
Title:

BRAVOSOLUTION U.S.A., INC.

By:
Name:
Title:

VERTICALNET, INC.

By:
Name:
Title:

Exhibit B

Series C Preferred Stock Purchase Agreement

Exhibit C

Statement of Designation

Exhibit D

Voting Agreement

Exhibit E

Employment Agreement

Exhibit F

Release

Exhibit G

Radcliffe Waiver